Exhibit 10.12

Amendment to

Unisys Corporation 2002 Stock Option Plan

Effective February 12, 2009

The Unisys Corporation 2002 Stock Option Plan (the “Plan”) is hereby amended, effective February 12, 2009, as follows:

1. The second paragraph of Section 4 of the Plan is amended to read in its entirety as follows:

In the event of any merger, reorganization, consolidation, recapitalization, share exchange, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other change in corporate structure affecting the Stock after adoption of the Plan by the Board, the aggregate number and kind of shares reserved for issuance under the Plan and the number, kind and price of shares subject to outstanding Awards shall be proportionately substituted for or adjusted to reflect such change in corporate structure, provided, however, that any such substitutions or adjustments will be consistent with the treatment of shares of Stock not subject to the Plan, and such that (A) on an aggregate basis, the excess of the Fair Market Value of the shares of Company Common Stock subject to outstanding Stock Options over the Purchase Price for such shares (the “Spread”) immediately after the change does not exceed the Spread immediately before the change, (B) on a share by share basis, the ratio of the Fair Market Value of the shares of Stock subject to such Stock Options to the exercise price for such shares is not more favorable to the participant immediately after the change as compared to such ratio immediately before the change, (C) to the extent new Stock Options are granted, any old, related Stock Options shall be cancelled, (D) all other terms of the Stock Options remain the same except to the extent they become inoperative by reason of the transaction, and (E) no additional benefits are provided under any new or adjusted Stock Options.

2. Except as amended hereby, the Plan shall continue in full force and effect.